UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2024 ( February 8, 2024 )

INTELGENX TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6420 Abrams
 St- Laurent, Quebec, Canada H4S 1Y2
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value	IGXT	OTCQB
	IGX	TSX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 8, 2024, IntelGenx Technologies Corp. (the "Company") filed the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Cumulative Preferred Stock (the "Certificate of Designation") designating 2,090,000 shares of Series A Preferred Stock of the Company.

The Series A Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our common stock. The terms of the Series A Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Each share of Series A Preferred Stock has an initial stated value of $10.00, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock.

Dividends on the Series A Preferred Stock will be cumulative and payable quarterly in arrears to all holders of record on the applicable record date. Holders of our Series A Preferred Stock will be entitled to receive cumulative dividends in the amount of $0.20 per share each quarter, which is equivalent to the annual rate of 8.00% of the $10.00 purchase price per share; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.30 per quarter, which is equivalent to the annual rate of 12% of the $10.00 purchase price per share. Dividends on shares of our Series A Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings, all to the extent permitted by Delaware law governing distributions to stockholders. Dividends may be paid in cash or, at the Company's discretion and subject to the prior approval of the Toronto Stock Exchange (the "TSX"), in kind in the form of common stock of the Company at a price equal to the five-day volume-weighted average price of the shares of common stock on the TSX on the day that is two business days before such dividends becomes due and payable.

The liquidation preference for each share of our Series A Preferred Stock is $15.00. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, holders of shares of our Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distributions to its stockholders, before any payment is made to the holders of shares of common stock or other classes of shares of the Company ranking junior to the Series A Preferred Stock, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends and dividends to, but not including, the date of payment with respect to such shares. After the payment to the holders of the Series A Preferred Stock of the amount so payable to them as above provided, they shall not be entitled to share in any further distribution of the assets or property of the Company.

Commencing on the fifth anniversary of the initial closing of this offering and continuing indefinitely thereafter, we shall have a right to call for redemption the outstanding shares of our Series A Preferred Stock at a call price equal to 150% of the original issue price of our Series A Preferred Stock, and correspondingly, each holder of shares of our Series A Preferred Stock shall have a right to put the shares of Series A Preferred Stock held by such holder back to us at a put price equal to 150% of the original issue purchase price of such shares. Such price will be $15.00 per share.

The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Exhibit 9.01. Financial Statements and Exhibits.

Exhibit	Description

3.1	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Cumulative Preferred Stock dated February 8, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Date: February 14, 2024

By:  /s/ Andre Godin

Andre Godin

President and CFO